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                                                                    EXHIBIT 1(c)



                              July 31, 1997


Mr. David H. de Weese
Chairman, President and
Chief Executive Officer
Siga Pharmaceuticals, Inc.
666 Third Avenue
New York,  NY  10017

Dear Mr. de Weese:

     This will confirm our discussion regarding the retention of Loeb Partners Corporation ("Loeb") by Siga Pharmaceuticals, Inc. ("Siga") to act as "qualified independent underwriter" in accordance with Rule 2720 of the National Association of Securities Dealers, Inc. Rules of Conduct in connection with the proposed public offering (the "Offering") of Securities the "Securities") by Siga pursuant to the registration statement (File No. 333-23037) filed by Siga with the Securities and Exchange Commission on March 10, 1997, as amended through the effective date.

     1.  Delivery of Letter.  Loeb shall deliver its letter, upon the request of
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Siga and containing Loeb's recommendation as to the price at which the Shares should be distributed to the public in connection with the Offering. Such letter shall be in a form reasonably acceptable to Siga and Loeb.

     2.  Rule 2720 Requirements.  Loeb hereby confirms (i) its status as a
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"qualified independent underwriter" within the meaning of Section (b) (15) of
Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. Rules of Conduct and (ii) that it is not an Affiliate (as that term is defined in Section (b) (1) (A) of Rule 2720) of Siga or Sunrise Securities Corporation ("Sunrise").

     3.  Compensation of Loeb.  Sunrise agrees to pay Loeb for its services
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pursuant to this Agreement, a fee of $25,000, payable, $12,500 upon the signing of this letter and $12,500 upon the delivery and acceptance of the letter referred to in Paragraph 1, above.

     4.  Reimbursement of Expenses.  In addition to the fees discussed above,
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Sunrise shall also reimburse Loeb for its out-of-pocket expenses (including fees and expenses of counsel) incurred in connection with this Agreement in the amount of $5,000.00.  Such expenses shall be reimbursed regardless of whether the Offering is completed.
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     5.  Assistance of Siga.  Siga shall make available, or shall cause to be
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made available, to Loeb all information concerning the business, assets, operations and financial condition of Siga which Loeb reasonably requests in connection with the performance of Loeb's obligations hereunder. In addition, Siga shall use its best efforts to assist Loeb in arranging tours of principal facilities and meetings with management of Siga all where reasonably necessary in the opinion of Loeb to adequately perform its necessary due diligence.

     6.  Indemnification.  Siga shall indemnify and hold harmless Loeb
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(including any affiliated companies and their respective officers, directors, employees and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended) against any and all claims, liabilities, losses or damages to the same extent as Siga is providing indemnification to
Sunrise pursuant to the certain Underwriting Agreement to be dated August    ,
1997 (the "Underwriting Agreement") by and between Siga Pharmaceuticals, Inc., as one of the Representatives of the several underwriters and Sunrise relating to the Offering.

     7.  Receipt of Opinions and Comfort Letters.  Loeb shall be included as an
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addressee and shall receive, upon the effective date and the closing date, the opinion(s) of counsel and accountant's "comfort letters' to be provided to Sunrise pursuant to the Underwriting Agreement.

     8.  Receipt of Officer's Certificates.  Loeb shall receive the officers'
         ---------------------------------
and other certificates required to be delivered to Sunrise pursuant to the Underwriting Agreement.

     9.  Entire Agreement.  This Agreement embodies the entire agreement and
         ----------------
understanding between the parties hereto. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by the parties hereto.

     10.  Termination of Agreement.  This Agreement may be terminated by either
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party hereto at any time prior to the delivery and acceptance of the letter pursuant to Paragraph 1 hereof. Notwithstanding such termination, the compensation, expense reimbursement and indemnification provisions hereof shall remain in full force and effect.

     11.  Governing Law.  This Agreement shall be governed by, and construed in
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accordance with, the laws of the State of New York without regard to principles of conflicts of law.

     If the foregoing correctly sets forth our understanding, please so indicate by signing this Agreement below and returning an executed copy to us.



Accepted and Agreed:                     Very truly yours,
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SIGA PHARMACEUTICALS, INC.          LOEB PARTNERS CORPORATION



By:_____________________________         By:______________________________
     DAVID H. de WEESE                        WARREN D.  BAGATELLE
     CHAIRMAN OF THE BOARD                    MANAGING DIRECTOR


SUNRISE SECURITIES CORP.


By:____________________________
     Name:
     Title: